UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of Earliest Event Reported): December 16, 2013

REXNORD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35475	20-5197013
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4701 West Greenfield Avenue, Milwaukee, Wisconsin		53214
(Address of Principal Executive Offices)		(Zip Code)

(414) 643-3739
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On December 16, 2013, Rexnord Corporation (the “Company”) issued a press release announcing its acquisition of Precision Gear Holdings, LLC from OEP Precision Holdings LLC for an aggregate cash purchase price of $78 million. The transaction is subject to a customary post-closing working capital adjustment and for U.S. income tax purposes is considered to be an asset purchase, allowing for additional future tax deductions as a result of a step-up in basis. The transaction was effected through a simultaneous sign and close, and was funded through the Company's available liquidity.

Precision Gear Holdings, LLC has two operating subsidiaries, Merit Gear LLC, located in Antigo, WI, and Precision Gear LLC, located in Twinsburg, OH. Merit Gear LLC is a build-to-print manufacturer of high-quality gearing and specialized gearboxes primarily for the North American oil and gas market, along with other diversified industrial markets. Precision Gear LLC is a leading manufacturer of highly specialized gears primarily serving the aerospace market, along with various other industrial markets. This acquisition is complementary to Rexnord's existing Process & Motion Control platform.

Precision Gear Holdings, LLC employs approximately 190 associates and has annual net sales of approximately $45 million.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated December 16, 2013

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Rexnord Corporation has caused this report to be signed on its behalf by the undersigned thereunto authorized this 17th day of December, 2013.

REXNORD CORPORATION

BY:	/S/ Patricia M. Whaley
Patricia M. Whaley
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated December 16, 2013